Exhibit 23.1





                        INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Club Corporation International:

We consent to incorporation by reference in the registration statement (No. 33-89818) on Form S-8 of Club Corporation International of our report dated June 7, 1996, relating to the statements of net assets available for plan benefits of the ClubCorp Stock Investment Plan as of December 31, 1995 and 1994, and the related statements of changes in net assets available for plan benefits for the years then ended, and the related supplemental schedules which report appears in the December 31, 1995 annual report on Form 11-K of the ClubCorp Stock Investment Plan.



                                       KPMG Peat Marwick LLP

Dallas, Texas
June 27, 1996